Exhibit 8.1

Subsidiaries

The following table sets forth our significant subsidiaries as of December 31, 2003, including the principal activity, ownership interest and, if different, percentage of voting power held by us. All of our significant subsidiaries are incorporated in Chile.

	Percentage Owned
	2003
	Direct	Indirect	Total
	%	%	%
Subsidiary
Santiago Leasing S.A.	99.50	—	99.50
Santiago Corredores de Bolsa Ltda.	99.19	0.81	100.00
Santander S.A. Administradora General de Fondos	99.96	0.04	100.00
Cobranzas y Recaudaciones Ltda. (C y R)	—	—	—
Santiago Factoring Ltda.	—	—	—
Santander S.A. Agente de Valores	99.03	—	99.03
Santander Administradora de Fondos Mutuos S.A.	—	—	—
Santander S.A. Sociedad Securitizadora	99.64	—	99.64
Corredora de Seguros Santander Ltda.	99.99	—	99.99

On April 25, 2003 Santander Administradora de Fondos Mutuos S.A. was absorbed by Santander S.A. Administradora General de Fondos. On October 31, 2003 the subsidiary Cobranzas y Recaudaciones Ltda. (C y R) was sold to America Consulting S.A. On December 1, 2003 Santiago Factoring was absorbed by the Bank.